EXHIBIT 23


                   Report of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 21, 1997, relating to the consolidated balance sheets of F&M Bancorp and its subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996 which report appears on page 43 of the 1996 F&M Bancorp Annual Report and Form 10-K, into the following previously filed Registration Statements of F&M Bancorp; Numbers 33-39941, 002-88390, 333-02433 and 333-16709 on Form S-8, and 33-39940 on Form S-3.


                                          /s/Arthur Anderson, LLP


Washington, DC
March 27, 1997